Exhibit 99.1

     HP SELECTS CALLIDUS SOFTWARE TRUECOMP(R) SOLUTION FOR GLOBAL ENTERPRISE
                              INCENTIVE MANAGEMENT

         LARGEST CONSUMER IT COMPANY TO STANDARDIZE ON CALLIDUS PLATFORM

     SAN JOSE, Calif., Aug. 8 /PRNewswire-FirstCall/ -- Callidus Software Inc. (Nasdaq: CALD), a leader in Enterprise Incentive Management (EIM), today announced that Hewlett-Packard (NYSE, Nasdaq: HPQ), has selected the Callidus Software TrueComp solution to manage incentive compensation programs for its direct sales force and indirect global sales channels. Under the terms of the agreement, HP will be able to use Callidus' TrueComp, TrueInformation(TM) and TrueResolution(R) modules for direct and indirect channel sales representatives and managers worldwide.

     About HP
     HP is a technology solutions provider to consumers, businesses and institutions globally. The company's offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Jan. 31, 2005, HP revenue totaled $81.8 billion. More information about HP is available at www.hp.com.

     About Callidus Software
     Founded in 1996, Callidus Software Inc. (www.callidussoftware.com) is a leading enterprise incentive management (EIM) provider to global companies across multiple industries. Callidus' EIM systems allow enterprises to develop and manage incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp Grid architecture, Callidus Software delivers the industry's only EIM solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/partners include AOL Time Warner Corporation, AT&T Wireless, BMC Software, CUNA Mutual, Dun & Bradstreet, IBM, SBC Communications and Sun Microsystems. Callidus Software is publicly traded on the NASDAQ under the symbol CALD.

     NOTE: Callidus Software, the Callidus Software logo, TrueComp, TrueComp Grid, TrueInformation, and TrueResolution are trademarks of Callidus Software Inc. All other trademarks are the property of their respective owners.

SOURCE  Callidus Software Inc.
    -0-                             08/08/2005
    /CONTACT: Jock Breitwieser of Callidus Software Inc., +1-408-975-6683, or pr@callidussoftware.com/
    /Web site:  http://www.callidussoftware.com /

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